 As filed with the Securities and Exchange Commission on February 5, 2025

Registration No. 333-164026
Registration No. 333-171067
Registration No. 333-178452
Registration No. 333-185423
Registration No. 333-192794
Registration No. 333-208466
Registration No. 333-215053
Registration No. 333-228735
Registration No. 333-265905
Registration No. 333-274399

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No 1.
To:

Form S-8 Registration Statement No. 333-164026
Form S-8 Registration Statement No. 333-171067
Form S-8 Registration Statement No. 333-178452
Form S-8 Registration Statement No. 333-185423
Form S-8 Registration Statement No. 333-192794
Form S-8 Registration Statement No. 333-208466
Form S-8 Registration Statement No. 333-215053
Form S-8 Registration Statement No. 333-228735
Form S-8 Registration Statement No. 333-265905
Form S-8 Registration Statement No. 333-274399

UNDER
THE SECURITIES ACT OF 1933

AVID BIOSERVICES, INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	95-3698422
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

14191 Myford Road
Tustin, CA 92780
(Address of Principal Executive Offices)

Peregrine Pharmaceuticals, Inc. 2009 Stock Incentive Plan
Peregrine Pharmaceuticals, Inc. 2010 Stock Incentive Plan
Peregrine Pharmaceuticals, Inc. 2010 Employee Stock Purchase Plan
Peregrine Pharmaceuticals, Inc. 2011 Stock Incentive Plan
Avid Bioservices, Inc. 2018 Omnibus Incentive Plan
Avid Bioservices, Inc. Deferred Compensation Plan
(Full titles of the plans)

Mark R. Ziebell
Vice President, General Counsel and Corporate Secretary
14191 Myford Road
Tustin, California 92780
(714) 508-6100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Zachary Blume Ropes & Gray LLP 800 Boylston St Boston, Massachuetts, 02199 (617) 951 7663

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

 DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Avid Bioservices, Inc., a Delaware corporation (the “Registrant” or the “Company”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

•
Registration File No. 333-164026, filed with the SEC on December 24, 2009, registering 3,000,000 shares of the Registrant’s common stock, par value $0.001 (“Common Stock”) issuable under the Peregrine Pharmaceuticals, Inc. 2009 Stock Incentive Plan (the “2009 Stock Incentive Plan”);

•
Registration File No. 333-171067, filed with the SEC on December 9, 2010, registering 3,500,000 shares of Common Stock issuable under the Peregrine Pharmaceuticals, Inc. 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”), and 5,000,000 shares of Common Stock issuable under the Peregrine Pharmaceuticals, Inc. 2010 Employee Stock Purchase Plan (the “2010 Stock Purchase Plan”);

•
Registration File No. 333-178452, filed with the SEC on December 12, 2011, registering 3,500,000 shares of Common Stock issuable under the Peregrine Pharmaceuticals, Inc. 2011 Stock Incentive Plan (the “2011 Stock Incentive Plan”);

•	Registration File No. 333-185423, filed with the SEC on December 12, 2012, registering 8,000,000 shares of Common Stock issuable under the 2011 Stock Incentive Plan;

•	Registration File No. 333-192794, filed with the SEC on December 12, 2013, registering 7,000,000 shares of Common Stock issuable under the 2011 Stock Incentive Plan;

•	Registration File No. 333-208466, filed with the SEC on December 10, 2015, registering 15,000,000 shares of Common Stock issuable under the 2011 Stock Incentive Plan;

•	Registration File No. 333-215053, filed with the SEC on December 12, 2016, registering 10,000,000 shares of Common Stock issuable under the 2010 Stock Purchase Plan;

•
Registration File No. 333-228735, filed with the SEC on December 10, 2018, registering (i) 7,152,404 shares of Common Stock issuable under the Avid Bioservices, Inc. 2018 Omnibus Incentive Plan (the “2018 Incentive Plan”), which includes 2,350,000 shares of Common Stock initially available for awards under the 2018 Incentive Plan, plus 1,892,100 shares of Common Stock previously reserved but unissued and not subject to outstanding awards under the 2009 Stock Incentive Plan, 2010 Stock Incentive Plan and 2011 Stock Incentive Plan (the “Prior Plans”), plus 3,009,824 shares of Common Stock reserved but unissued and subject to outstanding awards under the Prior Plans, less 99,520 shares of Common Stock underlying stock options granted pursuant to the 2018 Incentive Plan and (ii) 99,520 shares of Common Stock subject to outstanding stock option awards previously granted under the 2018 Incentive Plan;

•	Registration File No. 333-265905, filed with the SEC on June 29, 2022, registering 3,400,000 shares of Common Stock issuable under the 2018 Omnibus Incentive Plan; and

•
Registration File No. 333-274399, filed with the SEC on September 7, 2023, registering the obligations of the Company to make future payments to participants in  the Company’s Deferred Compensation Plan (the “Deferred Compensation Plan”).

On February 5, 2025, pursuant to the Agreement and Plan of Merger, dated as of November 6, 2024, by and among the Company, Space Finco, Inc. (“Parent”) and Space Mergerco, Inc. (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tustin, State of California, on February 5, 2025.

AVID BIOSERVICES, INC.

By:	/s/ Daniel R. Hart
Daniel R. Hart
Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.